EXHIBIT 3.1.3


                              ARTICLES OF AMENDMENT
                                       OF
                               DELTA APPAREL, INC.


         The Articles of Amendment of DELTA APPAREL, INC. are as follows:

                                       1.

         The name of the Corporation is DELTA APPAREL, INC. (the "Corporation"), and its charter number is K950538.

                                       2.

         The Articles of Incorporation of the Corporation as heretofore granted by the Secretary of State of Georgia on the 10th day of December, 1999, and as amended prior to the date hereof, are hereby further amended effective as of 9:00 a.m. May 31, 2005 (the "Effective Time") to change each issued and unissued authorized share of the Corporation's $0.01 par value common stock (the "Common Stock") into two shares of Common Stock.

                                       3.

         To effect the above change in Common Stock, the Articles of Incorporation are hereby amended as follows:

     Section 3.1 of the Articles of Incorporation shall be deleted and replaced it in its entirety with the following new Section 3.1:

                  "3.1 Authorized Stock. The Corporation shall have the authority to issue Two Million (2,000,000) shares of $0.01 par value preferred stock ("Blank Preferred Stock") and Fifteen Million (15,000,000) shares of $0.01 par value common stock ("Common Stock")."
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                                       4.

         The amendment of the Articles of Incorporation of the Corporation set forth in paragraph 3 hereof was adopted by the Board of Directors of the Corporation on April 21, 2005. Pursuant to Section 14-2-1002 of the Georgia Business Corporation Code, shareholder approval of these articles of amendment was not required.

         IN WITNESS WHEREOF, DELTA APPAREL, INC. has caused its duly authorized officer to execute these Articles of Amendment as of this 28 day of April, 2005.

                        By:               Delta Apparel, Inc.
                                 --------------------------------------------

                        Name:             /s/ Martha M. Watson
                                 --------------------------------------------

                        Title:            Secretary
                                 --------------------------------------------